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                                                          EXHIBIT NO. 15.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

  We are aware that Plains All American Pipeline, L.P. has included our report dated October 30, 1998 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of its Registration Statement on Form S-1 to be filed on or about November 2, 1998. In addition, we are aware that Plains All American Pipeline, L.P. has included our report dated October 31, 1998 on the pro forma consolidated balance sheet as of September 30, 1998 and the pro forma consolidated income statements for the nine-month periods ended September 30, 1997 and 1998 in the same Registration Statement on Form S-1. We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,

PricewaterhouseCoopers LLP

Houston, Texas

November 2, 1998